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                                                                  Exhibit 10.0

                               busybox.com, inc.

                               EMPLOYMENT AGREEMENT

This employment agreement ("Agreement") is entered into as of the date specified on the signature page ("Effective Date") by and between busybox.com, inc., a Delaware corporation located at 701 Battery Street, 3rd floor, San Francisco, California 94111 ("Company") and the individual specified on the signature page ("Employee").

                                   RECITALS

R1. Employee is currently serving as President and Chief Executive Officer of the Company.

R2. The parties desire to memorialize the employment relationship of Employee with the Company.

R3. The Board of Directors of the Company ("Board") has approved and authorized the entry into this Agreement with Employee.

R4. The parties hereby enter into this Agreement setting forth the terms and conditions for the employment relationship of Employee with the Company.

                            TERMS & CONDITIONS

1. EMPLOYMENT. From the Effective Date through the term of this Agreement Employee is employed as President and Chief Executive
        Officer of the Company and of any subsidiary or other affiliate that it may acquire. Employee shall render executive, policy and other management services to the Company and subsidiaries/affiliates of the type customarily performed by persons serving in similar executive officer capacities. Employee shall devote substantially all of his working time and his best efforts to the Company and his position, which shall include such duties as the Board may from time to time reasonably direct that are reasonably consistent with Employee's education, experience and background. During the term of this Agreement, there shall be no material increase or decrease in the duties and responsibilities of Employee otherwise than as provided herein, unless the parties otherwise agree in writing.

2.      COMPENSATION.

        2.1 SALARY. The Company agrees to pay Employee from the Effective Date at an annual rate equal to ONE HUNDRED SEVENTY FIVE THOUSAND dollars ($175,000), with such subsequent increases in salary during the term of this Agreement as may be determined by the Compensation Committee of the Board; PROVIDED, HOWEVER, that during the first three years following the effective date of the registration statement with respect to the initial public offering of the Company's stock, Employee's salary hereunder shall not exceed to ONE HUNDRED SEVENTY FIVE THOUSAND dollars ($175,000) per annum without the approval of the Compensation Committee. In determining salary increases, the Compensation Committee may compensate Employee for increases in the cost of living and may also provide for

                                     1.

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                performance or merit increases. The salary of Employee shall not be decreased at any time during the term of this Agreement from the amount then in effect, unless Employee otherwise agrees in writing. Participation in deferred compensation, bonus, discretionary bonus, retirement and other employee benefit plans in the fringe benefits shall not reduce the salary payable to Employee under this Section 2.1. The salary under this Section 2.1 shall be payable to Employee not less frequently than monthly. Employee shall not be entitled to receive fees for serving as a director of the Company or of any subsidiary or affiliate of the company or for serving as a member of any committee of any such board of directors.

       2.2 ANNUAL BONUS. In addition to his salary under Section 2.1 above, the Company shall pay to Employee an annual bonus of FIFTY PERCENT (50%) of his salary under such subsection. The annual bonus shall be payable in January following each calendar year during the term of this Agreement and shall be prorated for any partial years.

3. DISCRETIONARY AND PERFORMANCE INCENTIVE BONUSES. During the term of this Agreement, Employee shall be entitled to participate in an equitable manner with all other executive employees of the Company in such discretionary bonuses as may be authorized, declared and paid by the Compensation Committee to its executive employees. The Company will adopt an incentive bonus plan providing for the payment of annual performance incentive bonuses to Employee and other executive officers based upon the increase in the Company's operating profit or other appropriate performance objectives. The incentive bonus arrangement will provide Employee with an opportunity to earn additional incentive compensation in an amount up to THREE PERCENT (3%) of the annual increase in the Company's net income before taxes as reported in the Company's audited annual financial statement (for fiscal year 1999, net income shall be determined on a pro forma basis). No other compensation provided for in this Agreement shall be deemed a substitute for Employee's right to participate in such bonuses.

4. INSURANCE, RETIREMENT AND EMPLOYEE BENEFIT PLANS, FRINGE BENEFITS; BUSINESS EXPENSES.

       4.1 OTHER BENEFITS AND PREREQUISITES. Employee shall be entitled to participate in any plan of the Company relating to stock options, restricted stock, employee stock purchase or ownership, pension, thrift, profit sharing, group life insurance, medical coverage, education or other retirement or employee benefit plans or arrangements that the Company has adopted or may adopt for the benefit of its employees or executive officers.
                Employee shall also be entitled to participate in, or enjoy the benefit of, any other fringe benefits or prerequisites that are now or may be or become applicable to the Company's executive employees.

        4.2 BUSINESS EXPENSES. During the term of Employee's employment by the Company, the Company shall promptly reimburse Employee for all reasonable and customary expenses incurred by Employee in performing services for the Company, including all expenses of travel and living expenses while away from home on business or at the request of and in the service of the Company, provided that such expenses are

                                           2.

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                incurred and accounted for in accordance with the policies and procedures established by the Company. Employee shall be entitled to first or business class for all business air travel. Employee shall be entitled to parking expenses, excluding violations, when on the job, be it at the office or while on business trips. Employee shall be entitled to a reasonable per diem for living expenses while in San Francisco.

         4.3 DIRECTOR & OFFICER INSURANCE: At all times during the term of this Agreement the Company shall maintain in full force and effect a director and office insurance policy with a national insurance underwriter insuring Employee for his acts and omissions in his capacity as an Officer and Director of the Company, with coverage under such policy of not less than ONE MILLION dollars ($1,000,000).

5. TERM. The initial term of employment under this Agreement shall be from the date of this Agreement until December 31, 2001. This Agreement shall be automatically renewed for an additional three-year term, unless either Employee of the Company gives contrary written notice to the other party hereto not less than 180 days before the scheduled expiration of the initial term of this Agreement. Each term and all such renewal terms are collectively referred to herein as the term of this Agreement.

6. VOLUNTARY ABSENCES; VACATIONS. Employee shall be entitled, without loss of pay, to be absent voluntarily for reasonable periods of time from the performance of the duties and responsibilities under this Agreement. All such voluntary absences shall count as paid vacation time, unless the Board otherwise approves. Employee shall be entitled to an annual paid vacation of at least six weeks per year or such longer period as the Board may approve. The timing of paid vacations shall be scheduled in a reasonable manner by Employee.

7. TERMINATION OF EMPLOYMENT. Employee's employment may be terminated without any breach of this Agreement only under the following circumstances:

         7.1  DEATH. Employee's Employment shall terminate upon his death.

         7.2 DISABILITY. The Company may terminate Employee's employment because of disability. For this purpose, "Disability" shall mean the inability of Employee to perform his duties under this Agreement because of physical or mental illness or incapacity for a continuous period of six months during which Employee shall have been absent from his duties under this Agreement on a substantially full-time basis.

         7.3  CAUSE. The Company may terminate Employee's employment for
              Cause. For purposes of this Agreement, the Company shall have "Cause" to terminate Employee's employment only in the event of
              (a) the willful and continued failure by Employee to substantially perform his duties hereunder (other than any such failure resulting from Employee's inability to perform such duties as a result of physical or mental illness or incapacity or any such actual or anticipated failure after the delivery of a Notice of Termination, as defined in Section 7.5, by Employee for Good Reason, as

                                             3.


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              defined in Section 7.4.2) after delivery to Employee of a written demand for substantial performance that specifically identifies the manner in which the Company believes that Employee has not substantially performed his duties and a reasonable opportunity to cure; (b) willful misconduct by Employee that causes substantial and material injury to the business and operations of the Company, the continuation of which, in the reasonable judgment of the Board, will continue to substantially and materially injure the business and operations of the Company in the future; or
              (b) conviction of Employee of a felony. No act or failure to act shall be considered "willful" for this purpose unless done, or omitted to be done, by Employee other than in good faith and other than with a reasonable belief that his action or omission was in the best interests of the Company. Employee shall not be deemed to have been terminated for Cause unless Employee shall have been provided with (i) a reasonable notice setting forth the reasons that the Company believes constitute Cause for the termination of his employment; (ii) a Notice of Termination as defined in Section 7.5, from the Board finding that, in the reasonable good faith opinion of the Board, Cause for the termination exists and specifying the particulars thereof in reasonable detail.

      7.4 TERMINATION BY EMPLOYEES. Employee may terminate his employment (a) for Good Reason by giving ten days prior written notice to the Company or (b) at any time by giving 120 days prior written notice to the Company.

              7.4.1  GOOD REASON. For purposes of this Section, "Good
                     Reason" shall mean (a) the assignment to Employee of any duties inconsistent with Employee's status or any substantial adverse alteration in the nature or status of Employee's responsibilities; (b) any change in Employee's reporting responsibility such that Employee is required to report other than exclusively to the Chief Executive Officer; (c) any purported termination of Employee's employment by the Company that is not effected pursuant to a Notice of Termination satisfying the requirements of
                     Section 7.5 hereof; (d) any other failure by the Company to comply with any material provision of this Agreement which failure continues for more than ten days after written notice of such noncompliance from Employee; or (e) any notices given by the Company to Employee under Section 5 hereof that this Agreement will not be renewed on any anniversary date.

       7.5 NOTICE OF TERMINATION. Any termination of Employee's employment by the Company or by Employee (other than termination pursuant to Section 7.1 or 7.2 hereof) shall be communicated to the other party by a written Notice of Termination. Any Notice of Termination given by a party shall specify the particular termination provision of this Agreement relied upon by such party and shall set forth in reasonable detail the facts and circumstances relied upon as providing a basis for the termination under the provision so specified.

                                    4.

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       7.6     TERMINATION DATE. The Termination Date shall mean (a) if
               Employee's employment is terminated by his death, the date of his death; (b) if Employee's employment is terminated pursuant to Section 7.2 hereof, the date specified in the Notice of Termination, which shall be after the expiration of the six-month period specified in that subsection; (c) if Employee's employment is terminated by the Company for Cause, the date specified in the Notice of Termination; or (d) if Employee's employment is terminated for any other reason, sixty days following the date on which the Notice of Termination is given.

8.      COMPENSATION UPON TERMINATION OF EMPLOYMENT.

        8.1     TERMINATION BECAUSE OF DEATH FOR CAUSE OR WITHOUT GOOD
                REASON. If Employee's employment is terminated because of his death, by the Company for Cause or by Employee other than for Good Reason, the Company shall pay Employee his salary and a pro rata portion of the bonus specified in Section 2(b) (based upon the bonus paid in respect of the preceding year) through the Termination Date of the Company shall have no further obligation to Employee hereunder.

        8.2 TERMINATION BECAUSE OF DISABILITY. If Employee's employment is terminated by the Company because of Disability under
                Section 7.2 hereof the Company shall pay Employee an annual disability benefit equal to the excess of (a) 60 percent of his salary at the rate in effect under Section 2.1 hereof on the Termination Date plus 60 percent of the bonus amount specified in Section 2.1 hereof (based upon the bonus paid in respect of the preceding year) over (b) the amount of the long term disability benefit that is payable to Employee under any policy of disability insurance provided for Employee by the Company at its expense. The disability benefit shall be paid for such period as is determined by the Board of Directors for the Company's senior executives but shall not be less than the remainder of the scheduled term of employment.

        8.3 TERMINATION WITHOUT CAUSE OR WITH GOOD REASON. If (a) in breach of this Agreement, the Company shall terminate Employee's employment other than for Cause or because of Disability or (b) Employee shall terminate his employment for Good Reason; then:

                8.3.1 The Company shall pay Employee his salary and a pro
                      rata portion of the bonus specified in Section 2.1 hereof (based upon the bonus paid in respect of the preceding year) through the Termination Date and all other unpaid and pro rata amounts to which Employee is entitled as of the Termination Date under any compensation plan or program of the Company, including, without limitation, any incentive performance bonus and all accrued vacation time;

                8.3.2 The Company shall pay as liquidated damages to
                      Employee, an in lieu of any further salary payments hereunder for periods after the Termination Date, Employee's then current salary (payable in installments in accordance with the Company's normal payroll practices) for the remainder of the scheduled


                                   5.

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                       term of employment and the product of (a) the sum of (i)
                       Employee's annual bonus specified in Section 2.1 hereof (based upon the bonus paid in respect of the preceding year) and (ii) the maximum annual bonus amount that could have been paid to Employee under the Company's performance incentive bonus plan for the year in which the Termination Date occurs, and (b) the number of years (and any fraction of a year) remaining in the term of this Agreement under Section 5 hereof as of the Termination Date, which amount shall be payable in equal monthly installments during the remainder of the scheduled term of employment;

                 8.3.3 In addition to the liquidated amounts that are payable to Employee, the following shall apply: (a) Employee shall continue to participate in, and accrue benefits under, all retirement, pension, profit sharing, employee stock ownership, thrift and other deferred compensation plans of the Company for the remaining term of this Agreement as if the termination of employment of Employee had not occurred (with Employee being deemed to receive annually for the purposes of such plans Employee's then current salary and bonus (at the time of his termination) under Sections 2.1 and 2.2 of this Agreement), except to the extent that such continued participation and accrual is expressly prohibited by law, or to the extent such plan constitutes a "qualified plan" under Section 401 of the Internal Revenue Service Code of 1986, as amended ("Code"), by the terms of the plan, in which case the Company shall provide Employee a substantially equivalent, unfunded, non-qualified benefit; (b) Employee shall be entitled to continue to receive all other employee benefits and then existing fringe benefits referred to in Sections 4.1 and 4.2 hereof for the remaining term of this Agreement as if the termination of employment had not occurred; and (c) all insurance or other provisions for indemnification, defense or hold-harmless of officers or directors of the Company that are in effect on the date the Notice of Termination is sent to Employee shall continue for the benefit of Employee with respect to all of his acts and omissions while an officer or director as fully and completely as if such termination had not occurred, and until the final expiration or running of all periods of limitation against action which may be applicable to such acts or omissions; and

                 8.3.4 The liquidated amount and other benefits provided for in this Section 8.3 shall not be reduced by any compensation or benefits that Employee may receive for other employment with another employer or through self-employment after termination of employment with the Company.

          8.4 COST OF ENFORCEMENT. In the event the employment of Employee is terminated by the Company because of Disability or without Cause, or by Employee for Good Reason, and the Company fails to make timely payment of the amounts owed to Employee under this Agreement, Employee shall be entitled to reimbursement for all reasonable costs, including attorney's



                                      6.

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                  fees, incurred in Employee in taking action to collect
                  such amounts or otherwise to enforce this Agreement, plus interest on such amounts at the rate of one percent above the prime rate (defined as the base rate on corporate loans at large U.S. money center commercial banks as published by THE WALL STREET JOURNAL), compounded monthly, for the period from the date of employment termination until payment is made to Employee. Such reimbursement and interest shall be in addition to all rights to which Employee is otherwise entitled under this Agreement.

            8.5 PARACHUTE PAYMENT LIMITATION. If any payment or benefit to Employee under this Agreement would be considered a "parachute payment" within the meaning of Section 280(g)(b)(2) of the Code and if, after reduction for any applicable federal excise tax imposed by Section 4999 of the Code ("Excise Tax") and federal income tax imposed by the Code, Employee's net proceeds of the amounts payable and the benefits provided under this Agreement would be less than the amount of Employee's net proceeds resulting from the payment of the Reduced Amount described below, after reduction for federal income taxes, then the amount payable and the benefits provided under this Agreement shall be limited to the Reduced Amount. The "Reduced Amount" shall be the largest amount that could be received by Employee under this Agreement such that no amount paid to Employee under this Agreement and any other agreement, contract or understanding heretofore or hereafter entered into between Employee and the Company ("Other Agreements") and any formal or informal plan or other arrangement heretofore or hereafter adopted by the Company for the direct or indirect provision of compensation to Employee (including groups or classes or participants or beneficiaries of which Employee is a member), whether or not such compensation is deferred, is in cash, or is in the form of a benefit to or for Employee ("Benefit Plan") would be subject to the Excise Tax. In the event that the amount payable to Employee shall be limited to the Reduced Amount, then Employee shall have the right, in Employee's sole discretion, to designate those payments or benefits under this Agreement, any other Agreements, and/or Benefit Plank, that should be reduced or eliminated so as to avoid having the payment to Employee under this Agreement be subject to the Excise Tax.

     9. CONFIDENTIALITY. In consideration of the willingness of the Company to employ Employees and the compensation to be paid and benefits to be received therefor, any for other good and valuable consideration, the receipt and adequacy of which is hereby acknowledged, Employee agrees as follows:

           9.1 THE COMPANY OWNS ALL OF EMPLOYEES' WORK. All improvements, discoveries, inventions, designs, documents, licenses and patents, or other data devised, conceived, made, developed, obtained, filed, perfected, acquired, or first reduced to practice, in whole or in part, or in the regular cause of employment by Employee during the term of this Agreement, and related in any way to the business, including development and research, of the Company or any subsidiary or affiliate engaged in business substantially similar to that of the Company, shall be promptly disclosed to the Company. Employee hereby assigns and transfers to the


                                         7.


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                 Company all his right, interest and title thereto, and such improvements, discoveries, inventions, designs, documents, licenses and patents, or other data shall become the property of the Company. During the term of this Agreement and at any time thereafter, upon request of the Company, Employee will join and render assistance in any proceedings and execute any papers necessary to file and prosecute applications for, and to acquire, maintain and enforce, letters patent, trademarks, registrations and/or copyrights, both domestic and foreign, with respect to such improvements, discoveries, inventions, designs, documents, licenses and patents, or other data as required for vesting and maintaining title to same in the Company.

           9.2 NON-DISCLOSURE OF CONFIDENTIAL INFORMATION. Employee agrees and acknowledges that the term "Confidential and Proprietary Information" shall mean any and all information not in the public domain, in any form, emanating from or relating to the Company and its subsidiaries and affiliates, including, but not limited to, trade secrets, technical information, costs, designs, drawings, processes, systems, methods of operation and procedures, formulae, test data, know-how, improvements, price lists, financial data, code books, invoices and other financial statements, computer programs, discs and printouts, sketches, and plans (engineering, architectural or otherwise), customer list, telephone numbers, names, addresses, information about equipment and processes (including specifications and operating manuals), or any other complication of information written or unwritten that is used in the business of the Company or any subsidiary or affiliate that gives the Company or any subsidiary of affiliate any opportunity to obtain an advantage over competitors of the Company who do not know or use such information. Employee agrees and acknowledges that all Confidential and Proprietary Information, in any form, and all copies and extracts thereof, is and are shall remain the sole and exclusive property of the Company and, upon termination of his employment with the Company, Employee hereby agrees to return to the Company the originals and all copies of any Confidential and Proprietary Information provided to or acquired by Employee during the period of his employment. Except as ordered by a court of competent jurisdiction, Employee expressly agrees never to disclose to any person (except to other Company employees, and then only on a "need to know" bases) or entity any Confidential an Proprietary Information either during the term of this Agreement or at any time after termination of his employment, except with the express written authorization and consent of the Company.

             9.3 CUSTOMER & CLIENT INFORMATION. Employee understands and acknowledges that each customer and client of the Company or its subsidiaries or affiliates will disclose information that will be within the Company's control in connection with the Company's furnishing of services to its customers and clients. Employee covenants and agrees to hold such information in the strictest confidence and shall treat such information in the same manner and be obligated by the provisions of this Agreement as if such information were Confidential and Proprietary Information, as defined in Section 9.2 hereof.

                                         8.


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10.     COVENANT NOT TO COMPETE. During the term of employment and for a period of TWO (2) years after the termination of Employee's employment by the Company, Employee shall not directly or indirectly own, manage, operate, control or be employed by or participate in the ownership, management, operation or control of any business in the area which is the type and character engaged in and competitive with that of the Employer. Employee shall not, during the term of this Agreement, have any other paid employment other than with a subsidiary of affiliate of the Company, except with the Prior approval of the Board.

11. AMENDMENTS OR ADDITIONS; ACTION BY BOARD. No amendments or additions to the Agreement shall be binding unless in writing and signed by all parties thereto. The prior approval by a majority affirmative vote of the full Board shall be required in order for the Company to authorize any amendments or additions to this Agreement, to give any consents or waivers of provisions of this Agreement, or to take any other action under this Agreement including any Notice of Termination.

12.     MISCELLANEOUS.

        12.1 NOTICES. Any notice required or permitted hereunder shall be given in writing and shall be personally delivered or mailed by first class registered or certified mail, postage prepaid, return-receipt-requested, or transmitted by facsimile, telegram or telex, addressed to the Company or Employee at the address set forth on the signature page of this Agreement, or at such other addresses as such party may designate by five business day advance written notice to the other party. Each notice or communication that shall have been transmitted in the manner described above, or that shall have been delivered to a telegraph company, shall be deemed sufficiently given, served, sent or received for purposes at such time as it is sent to the addressee (with the return receipt, delivery receipt or (with respect to a telex) the answer back being deemed conclusive, but not exclusive, evidence of such sending) or at such time as delivery is refused by the addressee upon presentation.

        12.2 SEVERABILITY. Nothing in this Agreement shall be construed so as to require the commission of any act contrary to law and wherever there is any conflict between any provision of this Agreement and any law, statute, ordinance, order or regulation, the latter shall prevail, but in such event any necessary action will be taken to bring it within applicable legal requirements. If any provision of this Agreement should be held invalid or unenforceable, the remaining provisions shall be unaffected by such a holding.

        12.3  COMPLETE AGREEMENT. This Agreement contains the entire
              Agreement and understanding between the parties relating to the subject matter hereof, and supersedes any prior understandings, agreements or representations by or between the parties, written or oral, relating to the subject matter hereof.

        12.4 SUCCESSORS OR ASSIGNS. This Agreement and the rights and obligations of the parties hereto shall bind and inure to the benefit of any successor or successors of the Company by


                                  9.



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                 way of reorganization, merger or consolidation and any
                 assignee of all or substantially all of its business assets, but except as to any such successor or assignee of the Company, neither this Agreement nor any rights or benefits hereunder may be assigned by the Company or Employee. However, in the event of death of Employee all rights to receive payments hereunder shall become rights or benefits hereunder may be assigned by the Company or Employee. However, in the event of the death of Employee all rights to receive payments hereunder shall become rights of Employee's estate.

           12.5 SECTION HEADINGS. The section heading used in this Agreement are included solely for convenience and shall not affect, or be used in connection with, the interpretation of this Agreement.

           12.6 GOVERNING LAW. This Agreement shall be governed and construed in accordance with the laws of the State of Delaware.

           12.7 ARBITRATION: All disputes between the parties arising under this Agreement shall be finally decided through binding arbitration before Judicial Arbitration & Mediation Services, Inc. ("JAMS/ENDISPUTE") in San Francisco, California, and judgment on any arbitration award may be entered in any court having jurisdiction over the parties or their assets.

IN WITNESS WHEREOF, the parties have executed and delivered this Agreement as of this date, January 1, 1999

COMPANY:                                           EMPLOYEE:




By:    /s/ Patrick A. Grotto                       By:    /s/ Patrick A. Grotto
       ---------------------                              ---------------------
Name:  Patrick A. Grotto                           Name:  Patrick A. Grotto
Title: President & CEO                             SSN:



By:    /s/ Jon M. Bloodworth
       -------------------------
Name:  Jon M. Bloodworth
Title: Secretary General Counsel




                                  10.